Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

MUZINICH CORPORATE LENDING INCOME FUND, INC.

MUZINICH CORPORATE LENDING INCOME FUND, INC., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “Company”), was incorporated and its original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on July 5, 2023.

This Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) has been duly adopted by the stockholders of the Company in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware and by resolution of the board of directors of the Company (the “Board”) at a meeting duly held. Upon the filing of this Certificate of Incorporation with the Secretary of State of the State of Delaware, the original Certificate of Incorporation of the Company shall be amended and restated in its entirety to read as follows:

ARTICLE I

1.1 The name of the Company is Muzinich Corporate Lending Income Fund, Inc.

ARTICLE II

2.1 The address of the Company’s registered office in the State of Delaware is 251 Little Falls Drive, Wilmington, County of New Castle, Delaware 19808. The name of the Company’s registered agent at such address is Corporation Service Company.

ARTICLE III

3.1 The purposes for which the Company is formed are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as amended (the “Delaware General Corporation Law”), and to possess and exercise all of the powers and privileges granted by such law and any other law of the State of Delaware.

ARTICLE IV

4.1 Authorized Stock. The total number of shares of all classes of capital stock which the Company shall have authority to issue is 1,000,000 shares of common stock having a par value of $0.001 per share (the “Common Stock”) and 15,000 shares of preferred stock having a par value of $0.001 per share (the “Preferred Stock”).

4.2 Common Stock. Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation (as defined below), the holders of the Common Stock shall exclusively possess all voting power, and each share of Common Stock shall have one vote.

4.3 Preferred Stock. To the extent permitted by the Investment Company Act of 1940, as amended (the “1940 Act”), the Board is expressly granted authority to issue shares of Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board providing for the issue of such series (each, a “Preferred Stock Designation”) and as may be permitted by the Delaware General Corporation Law. The Board may classify any unissued shares of Preferred Stock of any class or series from time to time, in one or more classes or series of Preferred Stock, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation. Unless otherwise provided in this Certificate of Incorporation, the powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, of each series of Preferred Stock, if any, may differ from those of any and all other series of Preferred Stock at any time outstanding. Notwithstanding anything to the contrary set forth herein or in any certificate of designation relating to any series of Preferred Stock, if one or more series of Preferred Stock is entitled, either separately or together with the holders of one or more other such series, to elect one or more directors, all series of Preferred Stock shall be entitled to participate in the vote to elect such directors, voting as a single class.

4.4 Fractional Shares. The Company shall have the authority to issue fractional shares. Any fractional shares of stock shall carry proportionally all of the rights of a whole share, including, without limitation, the right to vote and the right to receive dividends and other distributions.

4.5 Certificate of Incorporation and Bylaws. All persons who acquire stock of the Company acquire the same, and the rights of all stockholders and the terms of all stock are, subject to the provisions of the Certificate of Incorporation and the bylaws of the Company (the “Bylaws”).

4.6 Inspection of Books and Records. A stockholder that is otherwise eligible under applicable law to inspect the Company’s books of account, stock ledger, or other specified documents of the Company shall have no right to make such inspection if the Board determines that such stockholder has an improper purpose for requesting such inspection.

ARTICLE V

5.1 Powers of the Board. The business and affairs of the Company shall be managed by or under the direction of the Board. The Board shall have the power, without the assent or vote of the stockholders, to make, alter, amend, change, add to or repeal the Bylaws as provided in the Bylaws, subject to the power of the stockholders to alter or repeal any Bylaw whether adopted by them or otherwise.

The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by a majority of the votes cast by stockholders present in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy), unless a higher vote is required by applicable law, shall be as valid and binding upon the Company and upon all the stockholders as though it had been approved or ratified by every stockholder of the Company, whether or not the contract or act would otherwise be open to legal attack because of directors’ interests, or for any other reason.

The Board may authorize the issuance from time to time of shares of stock of the Company of any class or series, whether now or hereafter authorized, or securities or rights convertible into shares of its stock of any class or series, whether now or hereafter authorized, for such consideration as the Board may deem advisable (or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in the Bylaws.

In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Company, subject to the provisions of the 1940 Act, the statutes of Delaware, of this Certificate of Incorporation, and to the Bylaws; provided, however, that no Bylaw so made shall invalidate any prior act of the directors which would have been valid if such Bylaw had not been made.

5.2 Number of Directors. The number of directors of the Company shall be fixed from time to time by the Board either by resolution or Bylaw adopted by the affirmative vote of a majority of the entire Board.

5.3 Classes of Directors. The Board (other than any Additional Preferred Directors (as defined below)) shall be divided into three classes, designated Class I, Class II and Class III, as nearly equal in number as possible, and the term of office of directors of one class shall expire at each annual meeting of stockholders, and in all cases as to each director such term shall extend until his or her successor shall be elected and shall qualify or until his or her earlier resignation, removal from office, death or incapacity. Additional directorships resulting from an increase in number of directors shall be apportioned among the classes as equally as possible. The initial term of office of directors of Class I shall expire at the annual meeting of stockholders in 2024, the initial term of office of directors of Class II shall expire at the annual meeting of stockholders in 2025 and the initial term of office of directors of Class III shall expire at the annual meeting of stockholders in 2026. At each annual meeting of stockholders, a number of directors equal to the number of directors of the class whose term expires at the time of such meeting (or, if less, the number of directors properly nominated and qualified for election) shall be elected to hold office until the third succeeding annual meeting of stockholders after their election.

At each annual election, directors chosen to succeed those whose terms then expire shall be of the same class as the directors they succeed, unless by reason of any intervening changes in the authorized number of directors, in which case the Board shall designate one or more directorships whose term then expires as directorships of another class in order to more nearly achieve equality of number of directors among the classes.

Notwithstanding the rule that the three classes shall be as nearly equal in number of directors as possible, in the event of any change in the authorized number of directors, each director then continuing to serve as such shall nevertheless continue as a director of the class of which such director is a member until the expiration of his or her current term, or his or her prior death, resignation or removal. If any newly created directorship may, consistently with the rule that the three classes shall be as nearly equal in number of directors as possible, be allocated to any class, the Board shall allocate it to that of the available class whose term of office is due to expire at the earliest date following such allocation.

5.4 Vacancies. Subject to applicable requirements of the 1940 Act, including Section 16(b) thereunder, and except as may be provided by the Board in setting the terms of any class or series of Preferred Stock, any and all vacancies on the Board may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which such vacancy occurred and until a successor is duly elected and qualifies. Subject to the provisions of this Certificate of Incorporation, no decrease in the number of directors constituting the Board shall shorten the term of any incumbent director.

5.5 Elections. Except as may otherwise be provided in the Bylaws, directors shall be elected by the affirmative vote of the holders of a majority of the votes cast by stockholders present in person or by proxy at an annual or special meeting duly called for such purpose and entitled to vote thereat. Election of directors to the Board need not be by ballot unless the Bylaws so provide.

5.6 Additional Preferred Stock Directors. During any period when the holders of one or more series of Preferred Stock, due to the occurrence of an event or events, have the special right to elect additional directors who, together with the directors elected by the separate vote of the holders of one or more series of Preferred Stock prior to such event or events, constitute a majority of the total number of directors (the additional directors elected by the separate vote of such holders following such event, the “Additional Preferred Directors”), then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Company shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the Additional Preferred Directors so provided for or fixed pursuant to said provisions, and (ii) each such Additional Preferred Director shall serve until the next meeting at which directors are elected and until his or her successor is duly elected and qualified, or until his or her right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, resignation, retirement, disqualification or removal. Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect Additional Preferred Directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate, all such additional directors shall automatically cease to be qualified to serve as directors, and the total authorized number of directors of the Company shall be automatically reduced accordingly.

5.7 Determinations by the Board. The determination as to any of the following matters, made by or pursuant to the direction of the Board consistent with this Certificate of Incorporation, shall be final and conclusive and shall be binding upon the Company and every stockholder: the amount of the net income of the Company for any period and the amount of assets at any time legally available for the payment of dividends, redemption of its stock or the payment of other distributions on its stock; the amount of paid-in surplus, net assets, other surplus, annual or other cash flow, net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); any interpretation or resolution of any ambiguity with respect to any provision of this Certificate of Incorporation (including any of the terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of any shares of any class or series of stock of the Company) or of the Bylaws; the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Company or of any shares of stock of the Company; the number of shares of stock of any class or series of the Company; any matter relating to the acquisition, holding and disposition of any assets by the Company; any interpretation of the terms and conditions of one or more agreements with any person, corporation, association, company, trust, partnership (limited or general) or other organization; the compensation of directors, officers, employees or agents of the Company; or any other matter relating to the business and affairs of the Company or required or permitted by applicable law, this Certificate of Incorporation, the Bylaws or otherwise to be determined by the Board.

ARTICLE VI

6.1 Limitation on Liability. The directors of the Company shall be entitled to the benefits of all limitations on the liability of directors generally that are now or hereafter become available under the Delaware General Corporation Law, as amended from time to time. Without limiting the generality of the foregoing, no director of the Company shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for which the director would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence, in the performance of his or her duties, or by reason of his or her reckless disregard of his obligations and duties to the Company, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article VI shall be prospective only, and shall not affect, to the detriment of any director, any limitation on the personal liability of a director of the Company existing at the time of such repeal or modification.

6.2 Indemnification. The Company, to the full extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) actually and reasonably incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company as authorized hereby.

ARTICLE VII

7.1 Powers of Stockholders to Act by Written Consent. Any action required or permitted to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

7.2 Special Meetings of Stockholders. Special meetings of the stockholders of the Company may be called only by the Chairman of the Board, the Chief Executive Officer/President, or by a resolution duly adopted by the affirmative vote of a majority of the Board.

7.3 Quorum. The determination of whether a quorum has been established for a meeting of the Company’s stockholders shall be as set forth in the Bylaws.

ARTICLE VIII

8.1 Transfer Restrictions. A stockholder shall not transfer (whether by sale, gift, merger, by operation of law or otherwise), exchange, assign, pledge, hypothecate or otherwise dispose of or encumber (collectively, “Transfer”) any shares of Common Stock to any person or entity unless (i) the Company provides prior written consent and (ii) the Transfer is made in accordance with applicable securities and other laws. The Company may impose certain conditions in connection with granting its consent to a Transfer. Any purported Transfer of any shares of Common Stock effected in violation of this Article VIII shall be void ab initio and shall have no force or effect, and the Company shall not register or permit registration of (and shall direct its transfer agent, if any, not to register or permit registration of) any such purported Transfer on its books and records.

ARTICLE IX

9.1 Amendment. The Board, acting alone unless otherwise required under Delaware or other applicable law, may amend any provision contained in this Certificate of Incorporation as the same may from time to time be in effect in the manner now or hereafter prescribed by law, and all rights conferred on stockholders or others hereunder are subject to such reservation.

9.2 Miscellaneous. If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Company to protect its directors, officers, employees and agents from personal liability in respect of their good faith service or for the benefit of the Company to the fullest extent permitted by law.

9.3 Exclusive Forum. To the fullest extent permitted by law, unless the Company consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law, the Bylaws or this Certificate of Incorporation, or the securities, antifraud, unfair trade practices or similar laws of any international, national, state, provincial, territorial, local or other governmental or regulatory authority, including, in each case, the applicable rules and regulations promulgated thereunder, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be a federal or state court located in the state of Delaware. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Company shall be deemed, to the fullest extent permitted by law, to have notice of and consented to the provisions of this Section 9.3 and to have irrevocably submitted to, and waived any objection to, the exclusive jurisdiction of such courts in connection with any such action or proceeding and consented to process being served in any such action or proceeding, without limitation, by United States mail addressed to the stockholder at the stockholder’s address as it appears on the records of the Company, with postage thereon prepaid.

9.4 Duration of the Company. The Company shall continue perpetually unless terminated pursuant to the provisions contained herein or pursuant to any applicable provision of the Delaware General Corporation Law.

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IN WITNESS WHEREOF, the Company has caused this Amended and Restated Certificate of Incorporation to be executed by a duly authorized officer this 12th day of September, 2023.

By:	/s/ Paul Fehre
Name:	Paul Fehre
Title:	Chief Financial Officer & Treasurer

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